Exhibit 99.2
ITEM 6. SELECTED FINANCIAL DATA

	Year Ended December 31,
Operating Data (1)(2)(3)	2008	2007	2006	2005	2004
(In thousands, except per share amounts and ratio data)
Revenues and other income:
Operating revenues	$5,511,896	$4,938,848	$4,707,289	$3,394,472	$2,351,571
Earnings (losses) from unconsolidated affiliates	(229,834)	17,724	20,545	5,671	4,057
Investment income (loss)	21,726	(15,891)	102,007	85,428	50,044

Total revenues and other income	5,303,788	4,940,681	4,829,841	3,485,571	2,405,672

Costs and other deductions:
Direct costs	3,110,316	2,764,559	2,511,392	1,958,538	1,542,364
General and administrative expenses	479,984	436,282	416,610	247,129	192,692
Depreciation and amortization	614,367	469,669	365,357	285,054	248,057
Depletion	46,979	72,182	38,580	46,894	45,460
Interest expense	196,718	154,920	120,507	44,849	48,507
Losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net	18,954	10,895	24,118	45,952	(5,036)
Goodwill and intangible asset impairment	154,586	—	—	—	—

Total costs and other deductions	4,621,904	3,908,507	3,476,564	2,628,416	2,072,044

Income from continuing operations before income taxes	681,884	1,032,174	1,353,277	857,155	333,628
Income tax expense	206,147	201,496	407,282	219,000	32,660

Income from continuing operations, net of tax	475,737	830,678	945,995	638,155	300,968
Income from discontinued operations, net of tax	—	35,024	27,727	10,540	1,489

Net income	$475,737	$865,702	$973,722	$648,695	$302,457

Earnings per share:
Basic from continuing operations	$1.69	$2.96	$3.25	$2.04	$1.01
Basic from discontinued operations	—	.12	.10	.03	.01

Total Basic	$1.69	$3.08	$3.35	$2.07	$1.02

Diluted from continuing operations	$1.65	$2.88	$3.15	$1.97	$.96
Diluted from discontinued operations	—	.12	.09	.03	—

Total Diluted	$1.65	$3.00	$3.24	$2.00	$.96

Weighted-average number of common shares outstanding:
Basic	281,622	281,238	291,267	312,667	297,872
Diluted	288,236	288,226	300,677	323,712	328,060

Capital expenditures and acquisitions of businesses (4)	$1,578,241	$1,945,932	$2,006,286	$1,003,269	$544,429
Interest coverage ratio (5)	20.7:1	32.5:1	38.1:1	25.6:1	12.9:1

	As of December 31,
Balance Sheet Data (2)(3)	2008	2007	2006	2005	2004
(In thousands, except ratio data)
Cash, cash equivalents, short-term and long-term investments and other receivables (6)	$826,063	$1,179,639	$1,653,285	$1,646,327	$1,411,047
Working capital	1,037,734	719,674	1,650,496	1,264,852	821,120
Property, plant and equipment, net	7,331,959	6,669,013	5,423,729	3,886,924	3,275,495
Total assets	10,517,899	10,139,783	9,155,931	7,230,407	5,862,609
Long-term debt	3,600,533	2,894,659	3,457,675	1,251,751	1,201,686
Shareholders’ equity	$4,904,106	$4,801,579	$3,889,100	$3,758,140	$2,929,393
Funded debt to capital ratio:
Gross (7)	0.41:1	0.39:1	0.43:1	0.32:1	0.38:1
Net (8)	0.35:1	0.30:1	0.28:1	0.08:1	0.15:1

(1)	All periods present the Sea Mar business as a discontinued operation.

(2)	The operating data for the years ended December 31, 2005 and 2004 and the balance sheet data at December 31, 2005 and 2004 do not reflect the adoption of FSP APB No. 14-1.

(3)	Our acquisitions’ results of operations and financial position have been included beginning on the respective dates of acquisition and include Pragma Drilling Equipment Ltd. assets (May 2006), 1183011 Alberta Ltd. (January 2006), Sunset Well Service, Inc. (August 2005), Alexander Drilling, Inc. assets (June 2005), Phillips Trucking, Inc. assets (June 2005), and Rocky Mountain Oil Tools, Inc. assets (March 2005).

(4)	Represents capital expenditures and the portion of the purchase price of acquisitions allocated to fixed assets and goodwill based on their fair market value.

(5)	The interest coverage ratio from continuing operations is computed by calculating the sum of income from continuing operations before income taxes, interest expense, depreciation and amortization, depletion expense, goodwill and intangible asset impairments and our proportionate share of non-cash pre-tax full cost ceiling writedowns from our oil and gas joint ventures less investment income (loss) and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense. The “interest coverage ratio from continuing operations” is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.

(6)	The December 31, 2008 and 2007 amounts include $1.9 million and $53.1 million, respectively, in cash proceeds receivable from brokers from the sale of certain long-term investments that are included in other current assets and $224.2 million and $123.3 million, respectively, in oil and gas financing receivables that are included in long-term investments and other receivables.

(7)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities, net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The “gross funded debt to capital ratio” is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

(8)	The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities, net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Capital is defined as shareholders’ equity. The “net funded debt to capital ratio” is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

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